                                                                    EXHIBIT 10.1



                                 FIRST AMENDMENT
                                       to
                              OFFICE LEASE BETWEEN

                     EMERY STATION ASSOCIATES LLC (LANDLORD)
                                       And
                            ASK JEEVES, INC. (TENANT)

                              EMERYSTATION PROJECT
                             Emeryville, California


That certain Lease dated April 29, 1999 by and between Emery Station Associates LLC, as Landlord, and Ask Jeeves, Inc, as Tenant, is hereby amended effective this _____ day of August, 1999 as follows:

I. The Premises shall be expanded to include that additional space on the fourth floor more specifically depicted on Exhibit Al attached hereto. This space, hereinafter referred to as the "Expansion Space", measures 35,900 rentable square feet (31,524 usable square feet). The Expansion space will be built-out with tenant improvements and added to Tenant's base space in two phases, called the "First Expansion Space" and the "Second Expansion Space", respectively. These spaces are indicated on Exhibit A1. The First Expansion Space measures 23,112 rentable square feet (20,295 usable square feet); the Second Expansion Space measures 12,788 rentable square feet (11,229 usable square feet).

II. Landlord's architect will diligently prepare detailed plans and specifications (the "Construction Drawings") of the First Expansion Space pursuant to the space plan approved by Tenant and attached hereto. Landlord will construct the Tenant Improvements in accordance with the construction procedures established by, and the terms and conditions established in, the Work Letter. Landlord will provide an allowance of $35 per usable square foot on the First Expansion Space. It is Landlord's and Tenant's goal to achieve substantial completion of the First Expansion Space by October 22, 1999.

III. Rent on the First Expansion Space will commence upon substantial completion of the Tenant Improvements, subject to Tenant Delay (the "First Expansion Space Commencement Date"), and will be pursuant to the schedule of Base Monthly Rent then in effect under the base Lease. The Base Year for the First Expansion Space shall be calendar year 2000, although Tenant's obligation to pay increases above the Base Year amount shall not commence until 12 months after substantial completion of the First Expansion Space (subject to Tenant Delay). Upon delivery of the First Expansion Space to Tenant, it shall be considered Premises, subject to all terms and conditions of the Lease.

IV. Tenant agrees that the Second Expansion Space shall be added to the then existing Premises no later than July 1, 2000, regardless of whether tenant improvements have been completed therein. Tenant may notify Landlord of its intent to build-out tenant improvements for the Second Expansion Space at any time by written notice to Landlord ("Tenant's Notice"). Upon such notice to Landlord, Tenant and Landlord will work diligently together and with Landlord's architect to create Construction Drawings for the Second Expansion Space within 30 days of Tenant's Notice. Landlord will then diligently construct the Tenant Improvements in accordance with the construction procedures established by, and the terms and conditions established in, the Work Letter, making commercially reasonable efforts to substantially complete the Tenant Improvements within 60 days. Landlord will provide an allowance of $35 per usable square foot on the Second Expansion Space.

V. Rent on the Second Expansion Space will commence upon the earlier to occur of: a) substantial completion of the Tenant Improvements (subject to Tenant Delay), and b) July 1, 2000 (this date to be called the "Second Expansion Premises Commencement Date"). Rent on the Second Expansion Space will be pursuant to the schedule of Base Monthly Rent then in effect under the base Lease. The Base Year for the. Second Expansion Space shall be calendar year 2000. Upon delivery of the Second Expansion Space to Tenant, it shall be considered Premises, subject to all terms and conditions of this Lease.

VI. Within ten (10) days after the mutual execution of this First Amendment, Tenant shall increase its Security Deposit by $57,548.88 to reflect the addition of the First Expansion Space ($2.49 * rentable square footage of First Expansion Premises). Within ten (10) days of Tenant's Notice (defined above) to Landlord of its intent to build-out tenant improvements for the Second Expansion Space, Tenant shall increase its Security Deposit by $31,842.12 ($2.49 * rentable square footage of Second Expansion Space) to reflect the addition of the Second Expansion Space.

VII. The Expiration Date of the Lease is hereby extended to be the earlier of: 1) 60 months following the Second Expansion Space Commencement Date, or 2) June 30,2005.

VIII. Landlord and Tenant acknowledge that the First and Second Expansion Spaces described above represent Tenant's invocation of all of its expansion options initially outlined in the original Lease. Therefore, Sections 2 (First Expansion Option), 3 (Second Expansion Option), 4 (Third Expansion Option), 5 (Space Availability), and 6 (Termination of Third Expansion Option) of the Lease Addendum are hereby deleted in their entirety.

IX. Effective August 15, 1999, the rent described in Section 8 (c) of the Lease Addendum for the temporary premises in 5915 Hollis Street shall be increased to $2.00 per rentable square foot per month. Tenant acknowledges that, absent any written agreement otherwise by Landlord, it will vacate the temporary space upon substantial completion of the First Expansion Space.

X. Except for those terms outlined above, all other terms and conditions of the base Lease and Work Letter remain in full force and effect.

In witness hereof, the parties have executed this First Amendment as of the date noted below.

TENANT:                                      LANDLORD:

Ask Jeeves, Inc., a Delaware                 Emery Station Associates LLC, a
Corporation                                  California Limited Liability
                                             Company



By:________________________________          By:________________________________

Print Name:________________________          Print Name:________________________

Its:_______________________________          Its:_______________________________

Dated:_____________________________          Dated:_____________________________

                                     [Image]